Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of IZEA Worldwide, Inc. of our report dated March 28, 2019, relating to the consolidated financial statements of IZEA Worldwide, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Tampa, Florida
December 23, 2019